UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 16, 2009
United Western Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Colorado
(State or Other Jurisdiction of Incorporation)

0-21231	84-1233716
(Commission File Number)	(IRS Employer Identification No.)

700 Seventeenth Street, Suite 2100 Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 595-9898
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

See Item 2.03 of this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 2.03    CREATING OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Effective December 14, 2009, United Western Bancorp, Inc. (the “Company”) entered into an Amendment and Forbearance Agreement (the “Amendment”) to that certain Credit Agreement dated as of June 29, 2007, as amended by that certain Amendment to Credit Agreement dated June 30, 2008, that certain Amendment to Credit Agreement dated June 29, 2009, and that certain Amendment to Credit Agreement dated September 30, 2009 (collectively, the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”).

Pursuant to the terms and conditions of the Credit Agreement, the entering into the Informal Agreements (as discussed in Item 8.01 below) is considered an event of default; however, JPMorgan and the Company entered into the Amendment wherein JPMorgan agreed to forbear from declaring the amounts owing under the Credit Agreement immediately due and payable as a result of the Company and its subsidiary United Western Bank executing the Informal Agreements and any events of default resulting therefrom. All other provisions of the Credit Agreement remain in full force and effect.

The foregoing is only a summary of the material terms of the Amendment and does not purport to be complete, and is qualified in its entirety by reference to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

ITEM 7.01     REGULATION FD DISCLOSURE

On November 7, 2008, the Company submitted an application to the United States Department of the Treasury (“Treasury”) to participate in the Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”).  To date, the application has been neither approved nor denied.  After reviewing the terms and conditions of the governing documents pertaining to the CPP and observing the manner in which the CPP is administered by the Treasury, the Company determined that it was in its best interests to withdraw its current CPP application.  On December 10, 2009, the Company requested to withdraw from consideration for participation in the CPP.  This will provide the Company with the opportunity to participate in the extended tax-loss carry back provisions made available to corporations in 2009 under recent revisions to the Internal Revenue Code of 1986, as amended.

ITEM 8.01             OTHER EVENTS

Effective as of December 10, 2009, the Company and United Western Bank, the Company’s federal savings bank subsidiary (the “Bank”), each entered into separate informal Memorandums of Understanding (“Informal Agreements”) with the Office of Thrift Supervision (the “OTS”).  The Informal Agreements are not “written agreements” for purposes of Section 8 of the Federal Deposit Insurance Act, as amended.

The Informal Agreement between the Company and the OTS provides, among other things, that the Company, acting through its Board of Directors, will (i) support the Bank’s compliance with the Informal Agreement it entered into with the OTS; (ii) not declare or pay dividends or any other capital distribution or redeem any capital stock of the Company, or take dividends representing a reduction in the capital from the Bank, without the prior written non-objection of the Regional Director of the OTS; and (iii) not incur, issue, renew, repurchase, make payments on or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity without receiving the prior written approval of the OTS Regional Director. Pursuant to the terms of the Credit Agreement with JPMorgan, entering into the Informal Agreements is considered an event of default; however, JPMorgan and the Company entered into an Amendment and Forbearance Agreement dated December 14, 2009 wherein JPMorgan agreed to forbear from declaring the amounts owing under the Credit Agreement immediately due and payable as a result of the Company and the Bank executing the Informal Agreements and any events of default resulting therefrom.

The Informal Agreement between the Bank and the OTS provides, among other things, that the Bank’s Board of Directors will (i) adopt a written Capital Plan for the Bank for the OTS Regional Director’s review and comment, and such plan shall address how the Bank will achieve and maintain by June 30, 2010 a Tier-1 core capital ratio of 8% and a total risk-based capital ratio of 12% (as of September 30, 2009, the Bank’s Tier-1 core capital and total risk-based capital ratios were 8.77% and 11.07%, respectively);and ; (ii) approve a written Liquidity Contingency Plan to ensure the Bank maintains adequate short-term and long-term liquidity,  with such plan to specifically address deposit concentrations and plans to reduce or manage such concentrations.

The Informal Agreements remain effective until modified, suspended or terminated by the OTS Regional Director.

ITEM 9.0       FINANCIAL STATEMENTS AND EXHIBITS

(a)  Exhibits.

10.1	Amendment and Forbearance Agreement by and between United Western Bancorp, Inc. and JPMorgan Chase Bank, NA dated December 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 16 , 2009	UNITED WESTERN BANCORP, INC.

By: /s/ Michael J. McCloskey
Name: Michael J. McCloskey
Title: Executive Vice President and Chief Operating Officer